Exhibit 99


LASERSIGHT INCORPORATED                                     NASDAQ SYMBOL: LASEC
NEWS RELEASE                                                       April 8, 2003

Bill Kern                                        3300 University Blvd, Suite 140
Sr. Vice President - Corporate Development            Winter Park, Florida 32792
407.678.9900 ext. 163                                     Facsimile 407.678.9981
bkern@lase.com                                                      www.lase.com


                    LASERSIGHT ANNOUNCES CHANGE IN MANAGEMENT

Winter Park, FL (April 8, 2003) - LaserSight Incorporated (Nasdaq: LASEC) announced today that on April 4, 2003, as a reflection of its reduced size, Mr. Gregory L. Wilson, formerly Chief Financial Officer, has left the company. Mr. Wilson remained with the Company in his capacity of CFO through the important fiscal year-end filings, which were completed on March 31, 2003, and will be available from time to time to assist the Company in transitional issues.

Commenting on Mr. Wilson's departure, Michael R. Farris, President and CEO, said, "After nine years with LaserSight, we are sorry to see Greg leave. He has been a major contributor to the development of LaserSight."

The Company is currently engaged in the process of determining a successor to the Chief Financial Officer position.

LaserSight(R) is a leading supplier of quality technology solutions for laser vision correction and has pioneered its patented precision microspot scanning technology since it was introduced in 1992. Its products include the LaserScan LSX(R) and the International AstraScan(R) precision microspot scanning systems, its international research and development activities related to the Astra family of products used to perform custom ablation procedures known as CustomEyes and its MicroShape(R) family of keratome products. The Astra family of products includes the AstraMax(R) diagnostic workstation designed to provide precise diagnostic measurements of the eye and CustomEyes AstraPro(R) software, a surgical planning tool that utilize advanced levels of diagnostic measurements for the planning of custom ablation treatments. In the United States, the Company's LaserScan LSX excimer laser system operating at 300 Hz is approved for the LASIK treatment of myopia and myopic astigmatism. The MicroShape(R) family of keratome products includes the UltraShaper(R) durable keratome and UltraEdge(R) keratome blades.

This press release contains forward-looking statements regarding future events and future performance of the Company, including statements with respect to regulatory approvals and commercialization of products, all of which involve risks and uncertainties that could materially affect actual results. Such statements are based on Management's current expectations and actual results could differ materially. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.